EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We consent to the incorporation by reference in the Registrations Statements (Form S-3 Nos. 333-39618 and 333-62685) of SportsLine.com, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-43746, 333-46021, 333-46023, 333-46029, 333-57821, 333-33650 and 333-33654) pertaining to the SportsLine.com, Inc. 1997 Incentive Compensation Plan, 1997 Employee Stock Purchase Plan and 1995 Stock Option Plan and certain other options and warrants,of our report dated January 27, 2003 (except for Note 13, as to which the date is March 24, 2003), with respect to the consolidated financial statements of SportsLine.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Ft. Lauderdale, Florida
March 25, 2003